Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS THIRD QUARTER 2016 REVENUES AND EARNINGS

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands, except per share amounts)	2016	2015	% Change	2016	2015	% Change
Total revenues	$508,676	$534,448	(5)%	$1,490,159	$1,564,746	(5)%
Trucking revenues, net of fuel surcharge	336,673	360,124	(7)%	1,008,738	1,042,309	(3)%
Werner Logistics (1) revenue	109,459	102,149	7%	310,001	296,459	5%
Operating income	29,074	52,800	(45)%	91,114	143,195	(36)%
Net income	18,920	32,076	(41)%	57,318	87,066	(34)%
Earnings per diluted share	0.26	0.44	(41)%	0.79	1.20	(34)%

(1) Formerly Value Added Services (VAS)

OMAHA, NEBRASKA, October 20, 2016 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2016. Earnings per diluted share were $0.26 for third quarter 2016 compared to earnings per diluted share of $0.44 for third quarter 2015 and $0.25 for second quarter 2016. Excluding gains on sales of assets in both periods, earnings per diluted share increased sequentially by four cents per share from second quarter 2016 to third quarter 2016.

Third quarter 2016 freight demand showed gradual improvement from the weak second quarter freight market. We believe part of this improvement was industry specific and part was Company specific. During June 2016, to take advantage of the strengthening Dedicated market, we moved 150 trucks from One-Way Truckload, lessening the need to find freight for their trucks in the more challenged One-Way market. In September 2016, we moved an additional 100 trucks from One-Way Truckload into Dedicated. Freight volumes and transactional spot market pricing in the One-Way Truckload market improved in third quarter 2016 from the lower levels in second quarter 2016. We reduced our spot market exposure from elevated levels in second quarter 2016 to more typical levels in third quarter 2016. We experienced better than normal freight volume trends in our One-Way Truckload business in July followed by stable and steady freight trends in August and September. Freight demand thus far in October 2016 has been consistent with normal seasonal trends.

Average revenues per tractor per week increased sequentially by 1.6% in third quarter 2016 compared to second quarter 2016 due to a 0.2% decrease in average miles per truck combined with a 1.8% increase in average revenues per total mile. Average revenues per tractor per week decreased 4.7% in third quarter

Werner Enterprises, Inc. - Release of October 20, 2016

2016 compared to third quarter 2015 due to a 3.5% decrease in average miles per truck combined with a 1.2% decrease in average revenues per total mile.

During third quarter 2016, we experienced gradual freight improvement which began to validate our pricing strategy. The contractual rate market became more challenging in second quarter 2016, particularly in One-Way Truckload. An excess supply of industry trucks relative to sluggish freight demand created a market in which customers pushed harder for contractual rate decreases. We chose to exit from certain contractual business that would have required significant contractual rate decreases for the next year, since we believed that this pricing was not sustainable and that freight market conditions would begin to show improvement. While we avoided mid-single digit percentage or higher contractual rate decreases in second quarter 2016, market conditions and competition necessitated agreeing to flat to slightly lower contractual rates which became effective in third quarter 2016.

In third quarter 2016, we averaged 7,216 trucks in service in the Truckload segment and 75 intermodal drayage trucks in the Werner Logistics segment. We ended third quarter 2016 with 7,175 trucks in the Truckload segment, a year-over-year decrease of 240 trucks and a sequential decrease of 80 trucks. Our Specialized Services unit, primarily Dedicated, ended third quarter 2016 with 3,930 trucks (or 55% of our total Truckload segment fleet). We again reduced our average trucks in service by 90 trucks from second quarter 2016 to third quarter 2016, in response to the freight market conditions. We are not growing our truck fleet until we see meaningful improvement in the freight and rate markets.

We are continuing our reinvestment in our fleet to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. The average age of our truck fleet was 1.7 years as of September 30, 2016, which compares to an average age of 1.9 years as of September 30, 2015. Net capital expenditures in the first nine months of 2016 were $294 million compared to $251 million in the first nine months of 2015. For the full year of 2016, we expect net capital expenditures of $350 million to $400 million. We expect net capital expenditures to return to more normal levels in 2017, compared to elevated levels in 2015 and 2016.

The driver recruiting market remains challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, a low national unemployment rate, aging truck driver demographics and increased truck safety regulations. We have taken many significant actions in the last year to strengthen our driver recruiting and retention to make Werner the preferred choice for the best drivers, including raising driver pay, lowering the age of our truck fleet, installing safety and training features on all new trucks and investing in our driver training schools. Our driver turnover rate once again improved, achieving the lowest third quarter rate in 18 years.

Gains on sales of assets were $3.1 million in third quarter 2016, including a $6.5 million gain from a real estate sale and $3.4 million of losses on equipment sales. This compares to gains on sales of assets of $6.7 million in third quarter 2015, which included a $0.7 million gain from a real estate sale. In third quarter 2016, we sold more trucks and more trailers than in third quarter 2015. We realized average losses per truck in third quarter 2016 compared to average gains in third quarter 2015 and realized similar average gains per trailer. The used truck pricing market became increasingly more difficult in third quarter 2016 due to a higher than normal supply of used trucks in the market and low buyer demand. We expect the used truck pricing market will remain difficult for at least the near term. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Diesel fuel prices were 17 cents per gallon lower in third quarter 2016 than in third quarter 2015 and were 2 cents per gallon higher than in second quarter 2016. For the first 20 days of October 2016, the average diesel fuel price per gallon was 5 cents lower than the average diesel fuel price per gallon in the same period of 2015 and 19 cents higher than in fourth quarter 2015. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding

Werner Enterprises, Inc. - Release of October 20, 2016

federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$109,459	100.0	$102,149	100.0	$310,001	100.0	$296,459	100.0
Rent and purchased transportation expense	91,695	83.8	86,085	84.3	255,954	82.6	251,406	84.8
Gross margin	17,764	16.2	16,064	15.7	54,047	17.4	45,053	15.2
Other operating expenses	12,870	11.7	11,043	10.8	37,545	12.1	32,579	11.0
Operating income	$4,894	4.5	$5,021	4.9	$16,502	5.3	$12,474	4.2

In third quarter 2016, Werner Logistics revenues increased $7.3 million, or 7%, and operating income dollars decreased $0.1 million, or 3%, compared to third quarter 2015. The Werner Logistics gross margin percentage in third quarter 2016 of 16.2% improved 50 basis points compared to the gross margin percentage of 15.7% in third quarter 2015. The Werner Logistics operating income percentage in third quarter 2016 of 4.5% decreased 44 basis points from third quarter 2015 of 4.9%.

In third quarter 2016, Werner Logistics continued to see strong growth in our truck brokerage and intermodal solutions despite the sluggish logistics freight market. This is a strong vote of confidence from our customers as they continue to appreciate the value of the Werner Enterprises portfolio of service offerings. We increased our Werner Logistics inside sales team by 25% year over year to facilitate growth and continue to invest in our regional office network. During third quarter 2016, we opened a new office in Omaha and renovated or expanded offices in Dallas, Atlanta and Chicago to support this continued growth. We remain confident that the depth and breadth of our portfolio strategy positions us very well for the changing regulatory environment in 2017.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $42.0 million and $52.4 million in third quarters 2016 and 2015, respectively, and $111.0 million and $167.2 million in the year-to-date 2016 and 2015 periods, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Ratios	2016	2015	Difference	2016	2015	Difference
Truckload Transportation Services	94.2%	86.7%	7.5%	92.7%	87.5%	5.2%
Werner Logistics	95.5%	95.1%	0.4%	94.7%	95.8%	(1.1)%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for third quarter 2016 and third quarter 2015 are 94.8% and 88.3% respectively, and for year-to-date 2016 and 2015 are 93.4% and 89.2%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of September 30, 2016, we had $150.0 million of debt outstanding and $978.5 million of stockholders’ equity.

Werner Enterprises, Inc. - Release of October 20, 2016

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
	$	%	$	%	$	%	$	%
Operating revenues	$508,676	100.0	$534,448	100.0	$1,490,159	100.0	$1,564,746	100.0
Operating expenses:
Salaries, wages and benefits	162,862	32.0	167,301	31.3	479,298	32.2	479,142	30.6
Fuel	40,638	8.0	50,855	9.5	112,034	7.5	160,996	10.3
Supplies and maintenance	41,027	8.1	50,283	9.4	130,559	8.8	144,328	9.2
Taxes and licenses	21,540	4.2	22,616	4.2	64,353	4.3	66,459	4.3
Insurance and claims	19,106	3.8	17,372	3.3	59,384	4.0	60,034	3.8
Depreciation	51,781	10.2	49,081	9.2	152,849	10.3	143,065	9.1
Rent and purchased transportation	133,876	26.3	122,006	22.8	379,155	25.4	360,706	23.1
Communications and utilities	4,206	0.8	3,786	0.7	12,110	0.8	11,301	0.7
Other	4,566	0.9	(1,652)	(0.3)	9,303	0.6	(4,480)	(0.3)
Total operating expenses	479,602	94.3	481,648	90.1	1,399,045	93.9	1,421,551	90.8
Operating income	29,074	5.7	52,800	9.9	91,114	6.1	143,195	9.2
Other expense (income):
Interest expense	749	0.1	511	0.1	1,839	0.1	1,569	0.1
Interest income	(1,055)	(0.2)	(760)	(0.1)	(3,154)	(0.2)	(2,088)	(0.1)
Other	46	—	32	—	148	—	257	—
Total other expense (income)	(260)	(0.1)	(217)	—	(1,167)	(0.1)	(262)	—
Income before income taxes	29,334	5.8	53,017	9.9	92,281	6.2	143,457	9.2
Income taxes	10,414	2.1	20,941	3.9	34,963	2.4	56,391	3.6
Net income	$18,920	3.7	$32,076	6.0	$57,318	3.8	$87,066	5.6

Diluted shares outstanding	72,406		72,478		72,364		72,546
Diluted earnings per share	$0.26		$0.44		$0.79		$1.20

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Truckload Transportation Services	$384,312	$417,861	$1,136,478	$1,225,439
Werner Logistics	109,459	102,149	310,001	296,459
Other (1)	14,804	14,087	43,148	41,996
Corporate	313	634	1,300	1,880
Subtotal	508,888	534,731	1,490,927	1,565,774
Inter-segment eliminations (2)	(212)	(283)	(768)	(1,028)
Total	$508,676	$534,448	$1,490,159	$1,564,746

Operating Income
Truckload Transportation Services	$19,846	$48,747	$74,971	$131,901
Werner Logistics	4,894	5,021	16,502	12,474
Other (1)	(1,191)	(1,354)	(4,964)	(2,038)
Corporate	5,525	386	4,605	858
Total	$29,074	$52,800	$91,114	$143,195

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of October 20, 2016

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.55%	12.53%	0.2%	13.08%	12.30%	6.3%
Average trip length in miles (loaded)	468	483	(3.1)%	466	480	(2.9)%
Average tractors in service	7,216	7,355	(1.9)%	7,291	7,205	1.2%
Average revenues per tractor per week (1)	$3,589	$3,767	(4.7)%	$3,547	$3,710	(4.4)%
Total trailers (at quarter end)	22,655	22,495		22,655	22,495
Total tractors (at quarter end)
Company	6,355	6,710		6,355	6,710
Independent contractor	820	705		820	705
Total tractors	7,175	7,415		7,175	7,415

Werner Logistics segment
Average tractors in service	75	60		71	54
Total trailers (at quarter end)	1,590	1,405		1,590	1,405
Total tractors (at quarter end)	86	70		86	70

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Capital expenditures, net	$33,488	$91,703	$294,014	$251,109
Cash flow from operations	30,153	89,200	201,175	282,772
Return on assets (annualized) (1)	4.4%	8.4%	4.6%	7.8%
Return on equity (annualized)	7.8%	14.4%	8.0%	13.4%

(1) Pursuant to the Company’s early adoption of Accounting Standards Update 2015-17 (see explanatory note on the Condensed Balance Sheet), return on assets for all periods presented reflects the impact of reclassifying the current deferred tax asset into the non-current deferred tax liability.

Werner Enterprises, Inc. - Release of October 20, 2016

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$13,736	$31,833
Accounts receivable, trade, less allowance of $9,080 and $10,298, respectively	252,512	251,023
Other receivables	13,536	17,241
Inventories and supplies	14,446	16,415
Prepaid taxes, licenses and permits	6,949	15,657
Income taxes receivable	13,110	20,052
Other current assets	63,568	27,281
Total current assets	377,857	379,502

Property and equipment	2,011,888	1,908,600
Less – accumulated depreciation	728,503	754,130
Property and equipment, net	1,283,385	1,154,470

Other non-current assets	65,137	51,675
Total assets	$1,726,379	$1,585,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$2,665	$—
Accounts payable	72,735	70,643
Insurance and claims accruals	71,056	64,106
Accrued payroll	29,608	25,233
Other current liabilities	18,249	23,720
Total current liabilities	194,313	183,702

Long-term debt, net of current portion	150,000	75,000
Other long-term liabilities	18,275	19,832
Insurance and claims accruals, net of current portion	114,125	125,195
Deferred income taxes (1)	271,206	246,264

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,061,210 and 71,998,750 shares outstanding, respectively	805	805
Paid-in capital	103,648	102,734
Retained earnings	1,067,315	1,022,966
Accumulated other comprehensive loss	(16,589)	(13,063)
Treasury stock, at cost; 8,472,326 and 8,534,786 shares, respectively	(176,719)	(177,788)
Total stockholders’ equity	978,460	935,654
Total liabilities and stockholders’ equity	$1,726,379	$1,585,647

(1) In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, which requires presentation of deferred tax assets and liabilities as non-current in the balance sheet beginning January 1, 2017. The Company early-adopted the guidance in 2016 and retrospectively adjusted the December 31, 2015 presentation by reclassifying a $28.0 million current deferred tax asset into the non-current liability “Deferred income taxes”.

Werner Enterprises, Inc. - Release of October 20, 2016

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. The Werner Logistics portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.